Exhibit 10.7

SECOND AMENDMENT TO

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, The Hershey Company (the “Company”) has entered into an Amended and Restated Executive Employment Agreement (the “Agreement”) dated as of October 2, 2007 with David J. West (the “Executive”), which has been amended by the First Amendment dated as of February 13, 2008; and

WHEREAS, the parties desire to further amend the Agreement to make certain changes relating to Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED that, the Agreement is further amended by this Second Amendment, effective as of December 29, 2008, as follows:

1.	Section 3(g) is amended by deleting the words “within one hundred twenty (120) days of such termination, a lump sum cash payment equal to the lump sum cash” and substituting therefor “at the same time and in the same form as the”.

2.	Section 3(j) is amended by deleting the word “prompt” and substituting therefor “within the time period set forth in Section 16(c)” and by deleting the word “promptly” and substituting therefore “within the time period set forth in Section 16(c).

3.	Sections 5(a)(iv) and (v), 5(b)(v) and (vi), and 5(c) are each amended to change all references of “promptly” to “on the first business day following the fifty-ninth (59th) day.”

4.	Section 5(d)(i) shall be amended to read as follows:

(i)	The Employer shall pay to the Executive:

(A) the Accrued Obligations;

(B) on the first business day following the fifty-ninth day following the Date of Termination, subject to the provisions of Section 16(b) hereof, an amount equal to two times the sum of (I) the Executive’s annual Base Salary at the rate in effect at the time the Notice of Termination is given, or in effect immediately prior to any reduction thereof in violation of the Agreement, and (II) the AIP bonus at target for the year in which such termination occurs; and

(C) except to the extent that the Executive’s AIP award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan in which case the payment is made in accordance with the deferral election, at the time the AIP bonus would be paid to Executive in the following calendar year if he continued employment, a pro rata AIP bonus for the year of termination based on actual results for such year and the period of employment during such year.

5.	The last sentence of Section 5 (flush language), is deleted, and the following two paragraphs are added at the end of Section 5:

“(e) Severance Conditioned on Covenants. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits under Section 5(d) shall cease as of the date the Executive knowingly and materially violates the provisions of Section 11(a), 11(b) or 11(c) hereof.

(f) Severance Conditioned on Release. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits under Section 5(d) shall be conditioned on the Executive signing a release of claims in favor of the Company in the form annexed hereto and not revoking such release during the 7 day revocation period, both of which occur within sixty (60) days after Executive’s termination. Such amounts shall be due and payable to (or begin to be payable) to the Executive on the first business day following the fifty-ninth (59th) day following the Date of Termination (with any missed installment payments paid in a lump sum on such date).”

6.	Section 6 is hereby replaced with the following provision:

“(a) The Executive shall participate in the Executive Benefits Protection Plan (Group 3A) (the “EBPP”), but all payout thereunder shall be subject to Section 16 hereof and this Section 6.

“(b) If there occurs a termination of employment following a “change in control” as defined in the EBPP (an “EBPP Change in Control”), and it is also a “change in control” as defined under Code Section 409A (a “409A Change in Control”), the rights and obligations of the Employer and the Executive on a termination following an EBPP Change in Control shall be governed by the EBPP, subject to Section 16 hereof.

“(c) If the termination of employment occurs following an EBPP Change in Control, but it is not a 409A Change in Control, any compensation or benefits payable under the EBPP to the extent duplicative of amounts due hereunder shall be made at the same time and in the same form of payment as the items of compensation or benefits payable under this Agreement and any additional amounts shall be payable as provided in the EBPP, subject to Section 16 hereof. For example, if there occurs a termination without Cause or for Good Reason following an EBPP Change in Control that is not a 409A Change in Control, although the amount of severance payments and benefits will be governed by § 3.2 of the EBPP, the time and form of payment shall not follow the rules in § 3.3 of the EBPP regarding time and form of payment, but instead shall follow the time and form of payment rules in Section 5(d) of this Agreement to the extent duplicative of amounts payable hereunder.

“(d) If any item of compensation or benefit is provided under this Agreement, or under any other plan, agreement, program or arrangement of Employer (other than the EBPP) which is more favorable to Executive than the corresponding item of compensation or benefit under the EBPP, or if an item of compensation or benefit is provided under this Agreement, or under such other plan, agreement, program or arrangement, but not under the EBPP, such item of compensation or benefit shall be provided in accordance with the terms of this Agreement or such other plan, agreement, program or arrangement.

“(e) In no event shall Executive be entitled to duplication as to any item of compensation or benefit that is provided under both this Agreement (or such other plan, agreement, program or arrangement) and the EBPP. In addition, for purposes of Section 3.4 of the EBPP, payments under or pursuant to this Agreement or any other payment with regard to the Employer that would be treated as a “parachute payment” under Q/A 2 of Treasury Regulation 1.280G-1 shall be deemed to be under the EBPP.

“(f) In lieu of the benefit under Section 3.2.2 of the EBPP with regard to any plan subject to Code Section 105(h), Executive and his spouse and his eligible dependents shall have access to such plan for the period specified therein by paying the COBRA premium therefor and the Employer shall pay the Executive monthly, subject to Section 16 hereof, the amount the Executive paid for such month plus a tax gross up such that Executive has no after tax cost for such premium.

“(g) The claims procedure in Article 6 of the EBPP shall not apply and any dispute shall be controlled by the procedures hereunder.

“(h) To the extent any amounts due under Article 9 of the EBPP are not in excess of those hereunder, the amounts shall not be due. To the extent any amounts thereunder are in excess of the amounts due hereunder, such excess amounts shall be provided thereunder, subject to Section 16 hereof.

“(i) Section 8.1 of the EBPP shall apply to Executive, but only if the Change in Control is a 409A Change in Control and then, subject to Section 16 hereof, Executive shall be paid any amount in excess the amount of that he is entitled to hereunder upon such a termination in the form and at the time provided in such Section 8.1.”

7.	The words “or is otherwise deferred compensation under Code Section 409A” shall be inserted in Section 16(b) immediately after the words “subject to this Section” in the first sentence of such Section 16(b).

8.	Section 16(c) is amended by deleting the last sentence thereof and substituting the word “hereunder” for the words “under Section 9 or 12 (a) hereof.”

9.	Section 16(e) is amended to add the following sentence at the end thereof:

“Tax gross-up payments under the Agreement, if any, shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive pays such tax.”

10.	Section 16 is amended to add the following paragraphs at the end thereof:

“(f) Any Accrued Obligations payable under Section 5 shall be paid in accordance with the provisions of the applicable plan, program or payroll practice.

“(g) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

“(h) If under this Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.”

As amended, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date first set forth above.

EXECUTIVE:

David J. West

/s/ David J. West

COMPANY:

The Hershey Company, a Delaware corporation

By:	/s/ Burton H. Snyder
Burton H. Snyder
Senior Vice President, General Counsel and Secretary

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